EXHIBIT 5.1


                        Marshall Hill Cassas & De Lipkau
                                     Lawyers

                            333 Holcomb Ave. Ste 300
                                 Reno, NV 89502

August 3, 2000

MindfulEye, Inc.
114 W. Magnolia St, Ste 400-117
Bellingham, WA 98225

Ladies and Gentlemen:

     We are delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of MindfulEye, Inc., a Nevada corporation (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 3,000,000 shares of its common stock ("Shares") issuable to certain employees, officers and directors to the Company of which (i) 1,185,000 Shares are not subject to outstanding options under the Company's 2000 Stock Option Plan (the "Plan"), and (ii) 1,815,000 Shares are issuable upon exercise of outstanding options granted pursuant to the Plan.

     In connection with the opinions rendered in this letter, we have examined the following documents:

     a. Copies, certified by the Nevada Secretary of State, of the following Articles of Incorporation, amendments thereto and other documents of the Company filed in the office of the Nevada Secretary of State as follows:

          (i)  Articles  of  Incorporation  of Rabatco,  Inc.  filed on June 16,
               1977;

          (ii) Certificate of Revival Pursuant to NRS 78.730 filed on July 2, 1998;

          (iii)Certificate  of  Amendment  of  Articles  of   Incorporation   of
               Rabatco, Inc. filed September 18, 1998; and

          (iv) Certificate of Amendment of Articles of Incorporation of Rabatco, Inc. (changing the name to MindfulEye, Inc.) filed May 12, 2000.

     b. Certificate of Existence for the Company issued by the Nevada Secretary of State on August 2, 2000;

     c.   Copy of the Registration Statement;

     d.   Copy of the Company's Bylaws dated May 26, 2000;

     e. Copy of the Minutes of Directors Special Meeting of Rabatco, Inc. held on April 28, 2000 approving, among other things, the Plan;

     f. Copy of the Consent of Shareholders In Lieu of Special Meeting of Rabatco, Inc. approving the Amended and Restated Bylaws dated May 25, 2000;

     g. Copy of the Consent of Shareholders In Lieu of Special Meeting of Rabatco, Inc. dated April 28, 2000, May 1, 2000 and May 3, 2000, approving the Plan;


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     h.   Copy  of the  Consent  of  Directors  In Lieu of  Special  Meeting  of
          MindfulEye, Inc. dated June 7, 2000 approving the grant of Incentive Stock Options pursuant to the Plan;

     i. Copy of the Minutes of Directors Special Meeting of MindfulEye, Inc. dated June 19, 2000 instructing the filing of the Registration Statement; and

     j.   Certificate of Amanda Kerr, Secretary of the Company.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon the Certificate of Amanda Kerr described above and the facts stated in the documents listed above. We have also assumed that the Shares will be sold in accordance with the terms and conditions set forth in the Plan, as established by the authorizing resolutions adopted by the Company's Board of Directors in accordance with such resolutions.

     Based on the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment pursuant to the terms of the Plan and all agreements required by the Plan to be entered into between the Company and the recipients of the stock options granted pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                                        Sincerely,

                                        MARSHALL HILL CASSAS & de LIPKAU

                                        By /s/ John P. Fowler
                                           -------------------------------------
                                           John P. Fowler